Exhibit (a)(5)

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES CASH TENDER OFFER FOR ANY AND ALL

OF ITS OUTSTANDING 4.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

RADNOR, PA (BusinessWire) March 8, 2011 – Penn Virginia Corporation (NYSE: PVA) today announced the commencement of a cash tender offer (the “Tender Offer”) for any and all of its outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”). There is currently $230,000,000 aggregate principal amount of the Convertible Notes outstanding. The Tender Offer will expire on April 4, 2011 at 12:00 midnight, New York City time, unless extended (as such time and date may be extended, the “Expiration Date”) or terminated earlier by PVA in its sole discretion. The Tender Offer is subject to a minimum tender condition, a debt financing condition, the consent of lenders with a majority of the outstanding commitments under PVA’s revolving credit facility and the consent of the holders of a majority of the outstanding principal amount of PVA’s existing 10.375% Senior Notes due 2016, as well as certain other customary conditions.

Upon the terms and subject to the conditions set forth in PVA’s Offer to Purchase, dated March 8, 2011 (the “Offer to Purchase”) and Letter of Transmittal, dated March 8, 2011 (the “Letter of Transmittal”) and the other related materials that PVA will distribute to holders of Convertible Notes after these documents are filed with the Securities and Exchange Commission (“SEC”) as exhibits to PVA’s Schedule TO, PVA is offering to pay, in cash, $1,027.50 for each $1,000 principal amount of Convertible Notes that are validly tendered and not validly withdrawn prior to the end of the Expiration Date and acquired pursuant to the Tender Offer. In addition, PVA will pay accrued and unpaid interest on Convertible Notes that are accepted for purchase in the Tender Offer up to, but excluding, the settlement date of the Tender Offer, which is expected to be four business days following the end of the Expiration Date.

The principal purpose of the Tender Offer is to refinance the Convertible Notes using the proceeds of new debt financing.

Subject to applicable law, PVA may, in its sole discretion, waive conditions applicable to the Tender Offer or extend, terminate or otherwise amend the Tender Offer.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal and the other related materials that PVA will distribute to holders of Convertible Notes after these documents are filed with the SEC as exhibits to PVA’s Schedule TO. Holders of Convertible Notes should read the Offer to Purchase and Letter of Transmittal and the other related materials because they contain important information. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at 800-261-5767 (U.S. toll free). Requests for documents may be directed to Global Bondholder Services Corporation at 866-540-1500 (U.S. toll free) or at 212-430-3774 (collect), or in writing to 65 Broadway, Suite 404, New York, NY 10006.

None of PVA, its board of directors (or any committee thereof), the dealer manager, the depositary, the information agent, the trustee for the Convertible Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Convertible Notes in the Tender Offer.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase and Letter of Transmittal and the other related materials that PVA will distribute to holders of Convertible Notes after these documents are filed with the SEC as exhibits to PVA’s Schedule TO. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including Texas, Appalachia, the Mid-Continent region and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean Vice President, Corporate Development Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com